Exhibit 3.206

The Commonwealth of Massachusetts

MICHAEL JOSEPH CONNOLLY

Secretary of State

ONE ASHBURTON PLACE, BOSTON. MASS: 02108

RESTATED ARTICLES OF ORGANIZATION

General Laws, Chapter 156B, Section 74

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws. Chapter 156B. Section 114. Make check payable to the Commonwealth of Massachusetts.

I Christopher J. O’Brien	Vice President, and Clerk of

                                                 MARKETS OF STAR, INC.

Name of Corporations

located at 655 Mt. Auburn Street, Cambridge, MA do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on September 6, 1994, by vote of both directors and the sole incorporator as no shares have been issued                 , shares of (Class of Stock) out of                      shares outstanding.                     shares of (Class of Stock) out of                      shares outstanding, and                      shares of (Class of Stock ) out of                      shares outstanding.

being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby: -

1.	The name by which the corporation shall be known is:-

Star Markets Company, Inc.

2.	The purposes for which the corporation is formed are as follows:-

C ☒ P ☒ M ☐ RA ☐	To own and operate groceries and pharmacies and any, and all, other related businesses permitted under Chapter 156B of the Massachusetts General Laws.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper leaving a left hand margin of at least 1 inch for binding. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

3.	The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

	WITHOUT PAR VALUE	WITH PAR VALUE
CLASS OF STOCK	NUMBER OF SHARES	NUMBER OF SHARES	PAR VALUE
Preferred	Blank Check Preferred Stock*	10,000	one penny
Common		10,000	one penny

*4.	If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences,. voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

See attachment for Blank Check Preferred Stock.

*5.	The restrictions, it any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:

None on Common Stock.

See attachment for Blank Check Preferred Stock.

*6.	Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

None on Common Stock.

See attachment for Blank Check Preferred Stock.

See continuation Sheet 6A attached hereto.

*	If there are no such provisions state “None”.

STAR MARKETS COMPANY, INC.

RESTATED ARTICLES OF ORGANIZATION (Continued)

Article VI (Continued)

Other Lawful Provisions:

a.	Meetings of the stockholders of the Corporation may be held anywhere in the United States.

b.	The Directors of the Corporation may make, amend or repeal the By-Laws of the Corporation in whole or in part, except with respect to any provisions thereof which by law or by the By-Laws requires action by the stockholders.

c.	The Corporation may be a partner in any business enterprise which the Corporation would have the power to conduct itself.

d.	No Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate the liability of a Director to the extent that such liability is imposed by applicable law (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 or successor provisions of the Massachusetts Business Corporation Law or (iv) for any transaction from which the Director derived an improper personal benefit. This provision shall not eliminate the liability of a Director for any act or omission occurring prior to the date upon which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any Director for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

Attachment

Blank Check Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law and the provisions of these Articles of Organization, to provide for the issuance of shares of Preferred Stock, in series, and by filing a certificate pursuant to the applicable law of the Commonwealth of Massachusetts (such certificate being hereafter referred to as the “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, preference, voting powers, qualifications and special or relative rights or privileges of each such series. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock unless or until designated by the Board of Directors as being part of a series previously established or a new series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series except as set forth in the Preferred Stock designation.

We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles l, 3, 4, 5 and 6 (*If there are no such amendments, state “None”.)

Briefly describe amendments in space below:

Name of the corporation changed to Star Markets Company, Inc.

Increase in capitalization and restriction on shares of stock

Addition of additional provisions to conduct and regulation of business.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this

sixth         day of         September            in the year 1994.

Christopher J. O’Brien	Vice President
Christopher J. O’Brien	Assistant Clerk

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF PREFERRED STOCK

Cumulative Preferred Stock

(Par Value $.01 Per Share)

of Star Markets Company, Inc.

Star Markets Company, Inc., a Massachusetts corporation (the “Corporation”), organized and existing under the Business Corporation Law of the Commonwealth of Massachusetts,

DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Articles of Organization and pursuant to the provisions of M.G.L. Chap. 156B, Section 26, said Board of Directors, by unanimous written consent of its members, adopted a resolution providing for the powers, designations, preferences and relative, participating, option or other rights, and qualifications, limitations or restrictions of 5,000 shares of the Corporation’s Preferred Stock, which resolution is as follows:

VOTED: That, the Board of Directors hereby authorizes the issuance of up to Five Thousand (5,000) shares of Preferred Stock of the Corporation, and hereby fixes the rights, preferences, privileges and restrictions thereof, in addition to those set forth in the Amended and Restated Certificates of Incorporation, as follows:

(a) Designation.

This resolution shall provide for a single series of Preferred Stock, the designation of which shall be “Cumulative Preferred Stock” (hereinafter “Preferred Stock”) and the number of authorized shares constituting the cumulative Preferred. Stock is Five Thousand (5,000).

(b) Dividend Rate.

(1) Dividends on the shares of Preferred Stock shall accrue from the date of their original issue at a rate of eleven percent (11%) per annum computed on the basis of the actual number of days elapsed in a 360-day year, and, to the extent any such dividends and any other dividends accrued with

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respect to such dividends pursuant to this paragraph (1) shall have accrued, but are in arrears because they have not been declared and paid, such undeclared and unpaid dividends shall accrue additional dividends from the date upon which such undeclared and unpaid dividends accrued until the date upon which they are paid at the rate of thirteen percent (13%) per annum (compounded on the Dividend Payment Dates and computed on the basis of the actual number of days elapsed in a 360-day year). All such dividends shall be cumulative and shall be payable when and as declared by the Board of Directors of the Corporation, out of assets legally available for such purpose, on April 30 and October 31 of each year; commencing, in the case of the first issuance of shares of Preferred Stock, Octobe 31, 1994 (each such date being hereinafter individually a “Dividend Payment Date” and collectively the “Dividend Payment Dates”), except that if any Dividend Payment Date is a Saturday, Sunday or legal holiday then such dividend shall be paid on the next business day following such Dividend Payment Date and no additional amount shall accrue as a result of such delay.

(2) Each dividend shall be paid to the holders of record of shares of Preferred Stock as they appear on the books of the Corporation on the record date, not exceeding 30 days prior to the Dividend Payment Date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation.

(3) Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on the shares of Preferred Stock for any period if the Corporation shall be in default in the payment of any dividends (including cumulative dividends, if applicable) on any shares of Preferred Stock ranking, as to dividends, prior to the Preferred Stock, unless a dividend sufficient to cure such default shall be contemporaneously declared and paid.

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(4) Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Preferred Stock through the last Dividend Payment Date. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon shares of the Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock and such other Preferred Stock bear to each other. Holders of shares of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as provided in paragraphs (1) and (2) of this Section (b), on the Preferred Stock.

(5) So long as any share of the Preferred Stock is outstanding, no dividend (other than (i) a dividend in the Corporation’s Common Stock, par value $.01 per share (“the Common Stock”), or in any other stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation or (ii) as provided in paragraph (4) of this Section (b)), shall be declared or paid or set aside for payment, or other distribution declared or made, upon the Common Stock or upon any other stock of the Corporation ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of the Preferred Stock shall have been paid or contemporaneously are declared and paid through the prevent the Corporation from repurchasing or redeeming any of its capital stock pursuant to the terms of any subscription agreement entered into with any officer, director or employee of the Corporation or any of its subsidiaries.

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(c) Optional Redemption. The shares of Preferred Stock are redeemable on the terms and conditions set forth below, at any time or from time to time, at the option of the Corporation expressed by resolution of the Board of Directors, at a per share redemption price of Two Thousand Two Hundred Dollars $2,200.00 plus, in each case, accrued and unpaid dividends thereon to the date fixed for redemption. The shares of Preferred Stock may be redeemed in whole or in not more than two partial redemptions, provided that in the first of such two partial redemptions not less than 50% of the number of shares of Preferred Stock then outstanding shall be redeemed and that in the second of such two partial redemptions all of the shares of Preferred Stock then outstanding shall be redeemed.

(d) Mandatory Redemption.

On December 31, 2005 the Corporation shall redeem all outstanding shares of Preferred Stock at a per share redemption price of Two Thousand Two Hundred Dollars $2,200.00 plus accrued and unpaid dividends thereon to the date fixed for redemption.

(e) Procedure for Redemption.

(1) If fewer than all the outstanding shares of Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors, subject to the provisions of Sections (c) and (d) above, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable.

(2) Notice of a redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Preferred Stock to be redeemed and, if fewer than all the shares

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the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) any other information required by applicable laws or regulations.

(3) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price plus accrued and unpaid dividends to the date fixed for redemption) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with said notice (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(4) Any shares of Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors. None of such redeemed shares of Preferred Stock shall be reissued as shares of Preferred Stock.

(5) If the Corporation shall be in default in the payment of any dividends on any shares of Preferred Stock ranking, as to dividends, prior to the Preferred Stock, then no shares of Preferred Stock shall be redeemed and the Corporation shall not purchase or otherwise acquire any shares of Preferred Stock.

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(6) Notwithstanding the foregoing provisions of this Section (e), unless the full cumulative dividends on all outstanding shares of Preferred Stock shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date, no shares of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of outstanding shares of Preferred Stock.

(f) Voting.

The shares of Preferred Stock shall not have any voting powers either general or special, except as required by law or regulation and except that unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least a majority of all of the shares of Preferred Stock, and all other series of Preferred Stock ranking on a parity with the Preferred Stock either as to dividends or upon liquidation and upon which like voting rights have been conferred and are then exercisable, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of such shares shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Articles of Organization or of any amendatory Statement thereto (including any Statement with Respect to Shares or any similar document relating to any series of Preferred Stock) so as to affect materially and adversely the rights, preferences, privileges or voting power of shares of Preferred Stock. In case the shares of Preferred Stock would be so affected in a materially different manner than any other series of Preferred Stock then outstanding by any such action, the holders of shares of Preferred Stock shall be entitled to vote as a separate class, and the Corporation shall not

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take such action without the consent or affirmative vote, as above provided, of at least a majority of the total number of shares of Preferred Stock then outstanding, in addition to or as a specific part of the consent or affirmative vote hereinabove otherwise required. The increase of the authorized amount of the Preferred Stock, or the creation, authorization or issuance of any shares of any other class of stock of the Corporation ranking,

(i) junior to the Preferred Stock, or (ii) on a parity with the shares of Preferred Stock, as to dividends or upon liquidation, or the reclassification of any authorized or outstanding stock of the Corporation into any such junior or parity shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such junior or parity shares shall not be deemed to affect materially and adversely the rights, preferences, privileges or voting power of shares of Preferred Stock.

(g) Liquidation Rights.

(1) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to Preferred Stock upon liquidation, the amount of Two Thousand Two Hundred Dollars $2,200,000 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution, subject only to the provisions of this paragraph (1) of this Section (g). All shares of Preferred Stock ranking in whole or in part prior to the shares of Preferred Stock as to liquidation shall be entitled to be paid to the extent of such priority in full in cash, or money for the payment thereof set apart, before any payment provided for in this Section (g) shall be made with respect to the shares of Preferred Stock.

(2) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (g).

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(3) After the payment to the holders of the shares of Preferred Stock of the full preferential amounts provided for in this Section (g), the holders of shares of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(4) In the event the assets of the Corporation available for distribution to the holders of shares of Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (1) of this Section (g), no such distribution shall be made on account of any of shares of any other class or series of Preferred Stock ranking in whole or in part on a parity with the shares of Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Preferred Stock, ratably, in proportion to the full distributable parity amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(h) Priority.

For purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

(1) Prior to the shares of the Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of Preferred Stock. Each holder of any share of Preferred Stock, by his acceptance thereof, expressly covenants and agrees that the rights of the holders of any shares of any other series of Preferred Stock of the Corporation to receive dividends or amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be and hereby are expressly prior to his rights unless in the case of any particular series of Preferred Stock the certificate or other instrument creating or evidencing the same expressly provides that the rights of the holders of such series shall not be prior to the shares of Preferred Stock.

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(2) On a parity with shares of Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Preferred Stock.

(3) Junior to shares of Preferred Stock, either as to dividends or upon liquidation, if such class or classes shall be Common Stock or if the holders of shares of Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary of involuntary, as the case may be, in preference or priority to the holders of shares of such class or classes.

(i) Payments. All payments to a holder of Preferred Stock shall be made at the office or agency of the Corporation maintained for such purpose in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts; provided, however, that at the option of the Corporation payment may be made (i) by check mailed to such holder at his address appearing on the records of the Corporation or, (ii) at the request of such holder, by wire transfer of immediately available funds to the address designated by such holder in writing.

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IN WITNESS WHEREOF AND UNDER THE PENALTIES Of PERJURY, we have hereto signed our names this 7th day of September in the year 1994.
Christopher J. O’Brien	Vice President
Lawrence Anderson	Clerk